Exhibit 5.2

July 5, 2024

LifeMD, Inc.

236 Fifth Avenue, Suite 400

New York, New York 10001

Re:	Registration Statement on Form S-3 (File No. 333-280033)

Ladies and Gentlemen:

We have acted as counsel to LifeMD, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated July 5, 2024, to the Prospectus, dated July 5, 2024, included in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3/A (File No. 333-280033) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of shares of common stock, par value $0.01 per share, having an aggregate offering price of up to $53,300,000 (the “Shares”). The Shares will be sold pursuant to an At Market Issuance Sales Agreement (the “Sales Agreement”), dated June 8, 2021, among the Company, B. Riley Securities, Inc. and Cantor Fitzgerald & Co. The Shares had previously been offered pursuant to a prospectus supplement dated June 29, 2023 under an earlier registration statement on Form S-3 (File No. 333-256911), which expired on June 22, 2024. The Prospectus Supplement was filed under the Registration Statement to continue the offer and sale of the Shares pursuant to the Sales Agreement.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration therefor in accordance with the terms of the Sales Agreement and at the price determined by the Board of Directors or its delegates for such purpose, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

CCH/AWE